Exhibit 99.1

January 29th, 2025

To Financial Gravity Board of Directors:

I, Mark Williams, voluntarily resign my position on the Financial Gravity Board of Directors effective January 29, 2025.

Sincerely,

/s/ Mark J. Willimas

Mark J. Williams